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                                  EXHIBIT 99.2
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FOR IMMEDIATE RELEASE


                           OMTOOL, LTD. ANNOUNCES THE
                      ACQUISITION OF TRS TECHNOLOGIES, INC.



SALEM, N.H. -- February 27, 1998 -- Omtool, Ltd. (Nasdaq: OMTL), a leading provider of enterprise client/server facsimile software solutions, today announced it has acquired privately-held TRS Technologies, Inc., a provider of LAN fax and cost recovery systems for law firms. The transaction will be accounted for under the pooling method of accounting. The terms of the transaction were not disclosed.

TRS Technologies' software products enable law firms and corporate legal departments to significantly reduce costs associated with fax transmissions by sending and receiving faxes more efficiently from their personal computer networks. TRS Technologies provides law firms and corporate legal departments with fax automation systems using its own LegalFax software, together with a fax server and the customer's own document management, cost recovery and e-mail systems. TRS also sells its software through resellers that serve as systems integrators for law firms and corporate legal departments.

"TRS Technologies' LegalFax software, combined with Omtool's Fax Sr. fax server, will provide law firms the highest quality fax processing system," said Robert Voelk, Omtool's Chairman and CEO. "This acquisition expands Omtool's presence in the vertical legal market, and opens up new opportunities within the legal departments of our existing enterprise customers."

Omtool, headquartered in Salem, New Hampshire, designs, develops, markets and supports open, client/server facsimile software, delivering solutions which automate and integrate fax communication throughout the enterprise. Omtool's Fax Sr. product family provides users with an extensive, flexible feature set for transmitting and receiving faxes and improves an organizations' management of its fax communications processes by providing a suite of utility and control functions. For additional information, please visit the Omtool, Ltd. World Wide Web home page at http://www.omtool.com.

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding product integration and development, and new market and sales opportunities. Actual results may vary significantly based on a number of factors, including, the integration of TRS Technologies' products with Omtool's product line, market acceptance of TRS Technologies' products, the impact of the acquisition on Omtool's business, the timely development and acceptance of new products, and Omtool's ability to successfully manage the
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integration of the combined companies. In addition, future results are subject to a number of other factors, such as Omtool's limited operating history, fluctuations in quarterly results of operations, dependence on continuing market acceptance of Fax Sr. NT and on continuing growth in the number of organizations implementing client/server computing environments, competition, and Omtool's ability to manage growth. More information about potential factors that could affect Omtool's financial results are included in Omtool's periodic reports and registration statements as filled with the Securities and Exchange Commission, including the Company's final prospectus dated August 8, 1997.


CONTACT:    Darioush Mardan
            Vice President and CFO
            Tel: (603) 898-8900 ext. 1416
            Email: mardan@omtool.com